UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT No. 1
FORM 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2009

MIT HOLDING, INC.

(Exact name of registrant specified in charter)

Delaware	333-13679	20-5068091

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

37 West Fairmont Avenue, Suite 202
Savannah, Georgia 31406

(Address of principal executive offices, including zip code)

(912) 925-1905

(Registrant's telephone number, including area code)

This Current Report on Form 8-K is filed by MIT Holding Inc., a Delaware corporation, in connection with the items described below.

Item 4.01   Changes in Registrant’s Certifying Accountant.

      On June 24, 2009, the Company’s independent accountants, Drakeford and Drakeford LLC (“Drakeford”) advised the Company that it must refuse to stand for re-election as the Company’s independent certified public accountant.  Drakeford’s refusal to stand for reelection resulted from the revocation of the registration of Drakeford by the Public Company Accounting Oversight Board.

During the fiscal years ended December 31, 2008 and 2007, and any subsequent period through June 24, 2009, (i) there were no disagreements between the Company and Drakeford on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Drakeford would have caused Drakeford to make reference to the matter in its reports on the Company's financial statements, and (ii) except as described below, Drakeford’s reports on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. Drakeford’s audit reports for the years ended December 31, 2007 and December 31, 2008 stated that several factors raised substantial doubt about the Company’s ability to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.  During the fiscal years ended December 31, 2008 and 2007 and through June 24, 2009, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-K.

The Company provided Drakeford with a copy of the disclosures it is making in response to Item 4.01 on this Form 8-K, and has requested that Drakeford furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.  A copy of the letter, dated August 11 2009, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

On July 22, 2009, the Company engaged Michael T. Studer CPA P.C. (“Studer”) as Company’s new independent accountants. At no time during the past two fiscal years or any subsequent period prior to the engagement did the Company consult with Studer, the newly engaged accountants, regarding any matter described in Item 304(a)(2)  of Regulation SK, including any issue related to Company’s financial statements or the type of audit opinion that might be rendered for the Company.  The change of independent accountants was approved by the Board of Directors of the Company

Item 9.  Financial Statements and Exhibits

(c) Exhibits:

16.1 Letter from dated Drakeford and Drakeford LLC dated August 11, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 11, 2009

MIT HOLDING, INC.

By:	/s/ John Sabia
Name: John A. Sabia
Title: Controller